Exhibit 99.1

FORWARD REPORTS FISCAL 2024 SECOND QUARTER RESULTS

Hauppauge, NY – May 10, 2024 – Forward Industries, Inc. (NASDAQ:FORD), a global design, sourcing and distribution group, today announced financial results for its second quarter ended March 31, 2024.

Second Quarter Fiscal Year 2024 Financial Highlights

•	Revenues were $7.8 million, a decrease of 19.6% from $9.7 million for 2023.
•	Gross margin increased to 20.5% compared to 19.8% for 2023.
•	Loss from continuing operations was $0.5 million compared to $0.1 million in 2023 and net loss was $0.6 million compared to $0.9 million in 2023.
•	Basic and diluted loss per share from continuing operations was $0.05 compared to $0.01 for 2023.
•	Cash balance of $2.3 million at March 31, 2024 compared to $3.2 million at September 30, 2023.

Terry Wise, Chief Executive Officer of Forward Industries, stated “The business continues to focus on proactively taking measures to return the group to profitability. Costs from our discontinued retail division have largely come to a conclusion. While this is pleasing, we will need a prolonged sustained effort from all our divisions to fulfill our objective of robust growth and profitability.”

The tables below are derived from the Company’s condensed consolidated financial statements included in its Form 10-Q filed on May 10, 2024 with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarters ended March 31, 2024 and 2023. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding profitability and growth. Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include the inability to expand our customer base, loss of additional customers, competition, pricing pressures, supply chain issues, inability of our design division’s customers to pay for our services, loss of talented employees, unanticipated issues with our affiliated sourcing agent, and issues at Chinese factories that source our products. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2023 for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.About Forward Industries

Forward is a global design, sourcing and distribution group serving top tier medical and technology customers worldwide. Through its acquisitions of Intelligent Product Solutions, Inc. and Kablooe Design, Inc., the Company has expanded its ability to design and develop solutions for its existing multinational client base and expand beyond the diabetic product line into a variety of industries with a full spectrum of hardware and software product design and engineering services.

For more information, contact:

Kathleen Weisberg, CFO, Forward Industries, Inc.

(631) 547-3055, kweisberg@forwardindustries.com

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2024	2023
	(Unaudited)
Assets

Current assets:
Cash	$2,261,853	$3,180,468
Accounts receivable, net of allowances for credit losses of $771,189 and $955,965 as of March 31, 2024 and September 30, 2023, respectively	6,484,427	6,968,778
Inventories, net	308,895	334,384
Discontinued assets held for sale	–	508,077
Prepaid expenses and other current assets	457,071	378,512
Total current assets	9,512,246	11,370,219

Property and equipment, net	254,971	274,046
Intangible assets, net	786,765	893,143
Goodwill	1,758,682	1,758,682
Operating lease right-of-use assets, net	2,810,059	3,021,315
Other assets	68,737	68,737
Total assets	$15,191,460	$17,386,142

Liabilities and shareholders' equity

Current liabilities:
Note payable to Forward China	$750,000	$–
Accounts payable	147,518	518,892
Due to Forward China	8,687,898	8,246,015
Deferred income	228,827	297,407
Current portion of operating lease liability	423,042	416,042
Accrued expenses and other current liabilities	560,494	1,357,743
Total current liabilities	10,797,779	10,836,099

Other liabilities:
Note payable to Forward China	–	1,100,000
Operating lease liability, less current portion	2,623,814	2,833,782
Total other liabilities	2,623,814	3,933,782
Total liabilities	13,421,593	14,769,881

Commitments and contingencies

Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 10,061,185 shares issued and outstanding at March 31, 2024 and September 30, 2023	100,612	100,612
Additional paid-in capital	20,263,242	20,202,202
Accumulated deficit	(18,593,987)	(17,686,553)
Total shareholders' equity	1,769,867	2,616,261
Total liabilities and shareholders' equity	$15,191,460	$17,386,142

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023

Revenues, net	$7,830,130	$9,738,804	$14,982,080	$19,491,488
Cost of sales	6,222,432	7,813,696	11,731,897	15,600,310
Gross profit	1,607,698	1,925,108	3,250,183	3,891,178

Sales and marketing expenses	370,839	450,380	739,575	861,554
General and administrative expenses	1,776,491	1,566,549	3,430,561	3,249,360

Operating loss	(539,632)	(91,821)	(919,953)	(219,736)

Fair value adjustment of earnout consideration	–	–	–	(40,000)
Interest income	(18,712)	(856)	(36,180)	(856)
Interest expense	16,971	26,781	35,981	54,739
Other income, net	7,846	965	7,158	(23,595)
Loss from continuing operations before income taxes	(545,737)	(118,711)	(926,912)	(210,024)

Provision for income taxes	–	–	–	–
Loss from continuing operations	(545,737)	(118,711)	(926,912)	(210,024)
(Loss) / income from discontinued operations, net of tax	(7,477)	(752,237)	19,478	(1,091,199)
Net loss	$(553,214)	$(870,948)	$(907,434)	$(1,301,223)

Basic loss per share :
Basic loss per share from continuing operations	$(0.05)	$(0.01)	$(0.09)	$(0.02)
Basic loss per share from discontinued operations	(0.00)	(0.07)	0.00	(0.11)
Basic loss per share	$(0.05)	$(0.09)	$(0.09)	$(0.13)

Diluted loss per share:
Diluted loss per share from continuing operations	$(0.05)	$(0.01)	$(0.09)	$(0.02)
Diluted loss per share from discontinued operations	(0.00)	(0.07)	0.00	(0.11)
Diluted loss per share	$(0.05)	$(0.09)	$(0.09)	$(0.13)

Weighted average common shares outstanding:
Basic	10,061,185	10,061,185	10,061,185	10,061,185
Diluted	10,061,185	10,061,185	10,061,185	10,061,185

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